250 Glen Street Glens Falls, NY Contact: Timothy C. Badger Tel: (518)745-1000 Fax: (518)745-1976

TO: All Media

DATE: Tuesday, October 18, 2011

Arrow Reports Solid Third Quarter Operating Results and Strong Asset Quality Ratios

Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three and nine-month periods ended September 30, 2011.  Net income for the third quarter of 2011 was $5.4 million, representing diluted earnings per share (EPS) of $.46, as compared to net income of $5.6 million and $.48 diluted EPS for the third quarter of 2010, a decrease of $.02 per share or 4.2%.  The cash dividend paid to shareholders in the third quarter of 2011 was $.24 per share, or 3.0% higher than the cash dividend paid in the third quarter of 2010. All per share amounts have been adjusted to reflect the effect of the 3% stock dividend we distributed on September 29, 2011.

Thomas L. Hoy, Chairman, President and CEO stated, “We are pleased to announce solid earnings results for the third quarter while maintaining both strong asset quality and capital adequacy ratios. Our operating results included a substantial increase in our noninterest income for the third quarter, which consisted primarily of strong growth in insurance commissions, an increase in fee income from fiduciary activities and significant net gains on securities transactions. Furthermore, our key asset quality measurements continue to be excellent. We are pleased with these results during this challenging low interest rate environment.”

We have significantly expanded insurance commission income from $808 thousand in the third quarter of 2010 to nearly $2.0 million in the comparable 2011 quarter, primarily through our acquisition in 2011 of two strategically located insurance agencies.  On February 1, 2011 we acquired Upstate Agency and on August 1, 2011 we acquired the McPhillips Insurance Agencies, all of which are property and casualty insurance agencies with offices located within our service area.

Included in the third quarter 2011 operating results were net gains of $1.77 million generated from the sale of $20.1 million of Collateralized Mortgage Obligations (CMO’s) from our investment portfolio.  We also deleveraged our balance sheet in the third quarter of 2011 by prepaying four of our Federal Home Loan Bank (FHLB) advances totaling $40 million.  The prepayment penalties for these higher-costing advances amounted to $1.64 million which is reported as a component of noninterest expense, while no prepayment penalties were incurred during the comparable period in 2010.

Assets under trust administration and investment management at September 30, 2011 were $925.7 million, essentially unchanged from the prior year balance of $925.9 million.  However, average assets under management increased between the two periods, as average balances grew markedly in the first half of 2011 and into the third quarter only to fall back down to the year earlier level at the very end of the third quarter when the equity markets declined.  Consequently, income from fiduciary activities rose in the third quarter of 2011 to over $1.5 million, an increase of $235 thousand, or 17.9%, above the income for the 2010 comparable quarter.

Our key profitability ratios continue to be strong. Annualized return on average equity (ROE) for the 2011 period was 12.80%, although down from our ROE of 14.39% for the comparable 2010 period. Annualized return on average assets (ROA) for the 2011 period continued to be strong at 1.11%, although down from our ROA of 1.18% for the comparable 2010 period.

Our asset quality remained strong at September 30, 2011 as measured by low levels of nonperforming assets and a very low level of charge-offs. Nonperforming assets of $6.0 million represented only .31% of period-end assets, although an increase from the .20% of assets as of September 30, 2010. Net loan losses for the third quarter of 2011, expressed as an annualized percentage of average loans outstanding, were .03%, down from .05% of average loans for the 2010 comparable period.  Both asset quality ratios are not significantly different from the prior year levels and, importantly, continue to be significantly better than industry averages. At September 30, 2011, we held only three real estate properties, totaling $281 thousand, which financial institutions typically acquire through the foreclosure process. As a result of our conservative underwriting standards, within the near-term we do not expect significant losses to be incurred in our residential real estate portfolio, even though some borrowers may be experiencing stress due to the current economic environment. The Company’s allowance for loan losses amounted to $14.9 million at September 30, 2011, which represented 1.33% of loans outstanding, an increase of 6 basis points from our ratio a year ago.

During the first nine months of 2011, we originated over $35.6 million of residential real estate loans. However, for interest rate risk management purposes, due to the low interest-rate environment, during the last two quarters of 2010 and the first three quarters of 2011 we sold in the secondary market most of the residential real estate loans we originated, primarily to a government sponsored entity, Federal Home Loan Mortgage Corporation. Therefore, the outstanding balance for our residential real estate loan portfolio actually declined, both as compared to our quarter-end balances at September 30, 2010 and our year-end balance at December 31, 2010.  We continue to receive fee income from the servicing of these mortgages that were sold into the secondary market.

As a result of our deleveraging program and the sale of residential real estate loans, total assets at September 30, 2011 were $1.953 billion, down slightly from the $1.960 billion balance at September 30, 2010. Our loan portfolio was $1.121 billion, down $34 million or 3% from the September 30, 2010 level.  We also experienced a decrease in the volume of new automobile loans leading to a decline in that portfolio.  However, we did experience modest growth in our commercial loan portfolio, which partially offset these decreases.

The favorable impact from a small increase of $6.4 million, or 0.4%, in the third quarter average balance of earning assets period-to-period was more than offset by a significant decrease in our net interest margin, which fell from 3.54% in the third quarter of 2010, to 3.43% for the third quarter of 2011. This margin compression was attributable to the fact that our yield on earning assets decreased faster than the cost of our interest-bearing liabilities.  However, compared to the second quarter of 2011, net interest margin increased 8 basis points from 3.35%.  Our cost of interest-bearing deposits and other borrowings in the third quarter 2011 fell by 12 basis points, to an average cost of 1.16% compared to 1.28% in the second quarter of 2011, while our yield on earning assets in the third quarter of 2011 decreased by only 4 basis points from 4.43% in the second quarter of 2011 to 4.39%.

Total shareholders’ equity reached a record high at period-end of $168.6 million, an increase of $15.2 million, or 9.9%, above the September 30, 2010 balance. Our capital ratios remain very strong, with a Tier 1 leverage ratio at the holding company of 9.10% and a total risk-based capital ratio of 16.31%. The capital ratios of the Company and each subsidiary bank again significantly exceeded the “well capitalized” regulatory standard, which is the highest category.

We continue to believe that our conservative business model which emphasizes a strong capital position, high loan quality, knowledge of our market and responsiveness to our customers has positioned us well for the future. To date, our commercial, residential real estate and other consumer loan portfolios have not experienced significant deterioration in credit quality, even though the communities we serve, similar to other areas in the U.S., have been negatively impacted by the recession.

Many of our key operating ratios have consistently compared very favorably to our peer group, which we define as all U.S. bank holding companies having $1.0 to $3.0 billion in total assets as identified in the Federal Reserve Bank’s “Bank Holding Company Performance Report” (FRB Report). The most current peer data available in the FRB Report is for the six-month period ended June 30, 2011 in which our return on average equity (ROE) was 14.03%, as compared to 6.28% for our peer group.  Our ratio of nonperforming loans to total loans was .50% as of June 30, 2011 compared to 3.43% for our peer group, while our annualized net loan losses of .05% for the second quarter of 2011 were well below the peer result of .90%.  Our operating results and asset quality ratios have withstood the economic stress of recent years better than most banks in our national peer group.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, NY serving the financial needs of northeastern New York.  The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc., three property and casualty insurance agencies: Loomis & LaPann, Inc., Upstate Agency, LLC, and McPhillips Insurance Agency, a division of Glens Falls National Insurance Agencies, LLC, and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future.  These statements may be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk.  In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication.  The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events.  This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and our other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)
Unaudited
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$14,548	$16,090	$44,277	$48,546
Interest on Deposits at Banks	22	33	66	107
Interest and Dividends on Investment Securities:
Fully Taxable	3,034	3,482	9,707	11,343
Exempt from Federal Taxes	1,393	1,392	4,394	4,330
Total Interest and Dividend Income	18,997	20,997	58,444	64,326
INTEREST EXPENSE
NOW Accounts	1,071	1,216	3,763	4,093
Savings Deposits	483	523	1,489	1,633
Time Deposits of $100,000 or More	659	737	1,990	2,180
Other Time Deposits	1,274	1,482	3,918	4,448
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	18	33	65	95
Federal Home Loan Bank Advances	696	1,679	2,998	4,898
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	144	159	434	445
Total Interest Expense	4,345	5,829	14,657	17,792
NET INTEREST INCOME	14,652	15,168	43,787	46,534
Provision for Loan Losses	175	375	565	1,125
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	14,477	14,793	43,222	45,409

NONINTEREST INCOME
Income From Fiduciary Activities	1,550	1,315	4,622	4,043
Fees for Other Services to Customers	2,092	2,021	6,065	5,874
Insurance Commissions	1,994	808	5,275	2,157
Net Gain on Securities Transactions	1,771	618	2,795	1,496
Net Gain on Sales of Loans	219	472	437	527
Other Operating Income	255	71	535	254
Total Noninterest Income	7,881	5,305	19,729	14,351
NONINTEREST EXPENSE
Salaries and Employee Benefits	7,927	7,120	22,362	20,775
Occupancy Expenses, Net	1,859	1,787	5,671	5,336
FDIC Assessments	260	486	1,040	1,472
Prepayment Penalty on FHLB Advances	1,638	---	1,638	---
Other Operating Expense	2,919	2,713	8,382	8,065
Total Noninterest Expense	14,603	12,106	39,093	35,648
INCOME BEFORE PROVISION FOR INCOME TAXES	7,755	7,992	23,858	24,112
Provision for Income Taxes	2,383	2,417	7,356	7,408
NET INCOME	$ 5,372	$ 5,575	$16,502	$16,704
Average Shares Outstanding:
Basic	11,754	11,595	11,719	11,613
Diluted	11,776	11,598	11,747	11,641

Per Common Share:
Basic Earnings	$ .46	$ .48	$ 1.41	$ 1.44
Diluted Earnings	.46	.48	1.40	1.43

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)
Unaudited
	September 30,	December 31,	September 30,
	2011	2010	2010
ASSETS
Cash and Due From Banks	$ 43,631	$ 25,961	$ 40,608
Interest-Bearing Deposits at Banks	94,159	5,118	83,122
Investment Securities:
Available-for-Sale	472,340	517,364	468,941
Held-to-Maturity (Approximate Fair Value of $151,131 at September 30, 2011, $162,713 at December 31, 2010 and $165,070 at September 30, 2010)	146,416	159,938	158,106
Other Investments	4,760	8,602	9,474

Loans	1,120,691	1,145,508	1,154,676
Allowance for Loan Losses	(14,920)	(14,689)	(14,629)
Net Loans	1,105,771	1,130,819	1,140,047
Premises and Equipment, Net	20,725	18,836	19,138
Other Real Estate and Repossessed Assets, Net	321	58	32
Goodwill	21,960	15,783	15,783
Other Intangible Assets, Net	4,828	1,458	1,426
Accrued Interest Receivable	6,508	6,512	6,959
Other Assets	31,559	17,887	16,658
Total Assets	$1,952,978	$1,908,336	$1,960,294

LIABILITIES
Noninterest-Bearing Deposits	$ 232,044	$ 214,393	$ 217,855
NOW Accounts	633,857	569,076	578,674
Savings Deposits	419,470	382,130	367,581
Time Deposits of $100,000 or More	128,080	120,330	129,635
Other Time Deposits	235,888	248,075	252,850
Total Deposits	1,649,339	1,534,004	1,546,595

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	47,644	51,581	67,336
Other Short-Term Borrowings	2,023	1,633	1,842
Federal Home Loan Bank Advances	40,000	130,000	150,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000	20,000
Accrued Interest Payable	1,210	1,957	2,122
Other Liabilities	24,138	16,902	18,942
Total Liabilities	1,784,354	1,756,077	1,806,837

STOCKHOLDERS’ EQUITY
Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized	---	---	---
Common Stock, $1 Par Value; 20,000,000 Shares Authorized (16,094,277 Shares Issued at September 30, 2011 and 15,625,512 Shares Issued at December 31, 2010 and September 30, 2010)	16,094	15,626	15,626
Additional Paid-in Capital	206,880	191,068	190,227
Retained Earnings	21,452	24,577	22,184
Unallocated ESOP Shares (117,502 Shares at September 30, 2011 and 132,296 Shares at December 31, 2010 and September 30, 2010)	(2,500)	(2,876)	(2,876)
Accumulated Other Comprehensive Loss	(2,805)	(6,423)	(2,326)
Treasury Stock, at Cost (4,180,557 Shares at September 30, 2011, 4,237,435 at December 31, 2010, and 4,258,791 Shares at September 30, 2010)	(70,497)	(69,713)	(69,378)
Total Stockholders’ Equity	168,624	152,259	153,457
Total Liabilities and Stockholders’ Equity	$1,952,978	$1,908,336	$1,960,294

Selected Quarterly Information - Unaudited
(Dollars in Thousands)

	Sep 2011	Jun 2011	Mar 2011	Dec 2010	Sep 2010
Net Income	$5,372	$5,849	$5,281	$5,188	$5,575

Transactions Recorded in Net Income (Net of Tax):
Net Gain on Securities Transactions	1,069	291	327	7	373
Net Gain on Sales of Loans	132	101	31	299	285
Prepayment Penalty on FHLB Advances	(989)	---	---	---	---

Share and Per Share Data:[1]
Period End Shares Outstanding	11,796	11,696	11,745	11,593	11,571
Basic Average Shares Outstanding	11,754	11,729	11,675	11,576	11,595
Diluted Average Shares Outstanding	11,776	11,741	11,698	11,630	11,598
Basic Earnings Per Share	$.46	$.50	$.45	$.45	$.48
Diluted Earnings Per Share	.46	.50	.45	.45	.48
Cash Dividend Per Share	.24	.24	.24	.24	.24

Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	$32,020	$31,937	$35,772	$76,263	$49,487
Investment Securities	646,542	697,796	683,839	672,071	594,738
Loans	1,119,384	1,128,006	1,130,539	1,147,889	1,148,196
Deposits	1,554,349	1,596,876	1,564,677	1,568,466	1,466,541
Other Borrowed Funds	164,850	179,989	193,960	223,425	236,115
Shareholders’ Equity	166,514	161,680	155,588	154,677	153,653
Total Assets	1,911,853	1,961,908	1,935,409	1,970,085	1,880,099

Return on Average Assets	1.11%	1.20%	1.11%	1.04%	1.18%
Return on Average Equity	12.80	14.51	13.77	13.31	14.39
Return on Tangible Equity[2]	15.19	17.61	16.07	14.97	16.21

Average Earning Assets	$1,798,781	$1,857,739	$1,850,150	$1,884,402	$1,792,421
Average Paying Liabilities	1,487,923	1,559,014	1,546,849	1,579,765	1,485,639
Interest Income, Tax-Equivalent	19,884	20,500	20,821	21,554	21,829
Interest Expense	4, 345	4,975	5,336	5,903	5,829
Net Interest Income, Tax-Equivalent	15,539	15,525	15,485	15,651	16,000
Tax-Equivalent Adjustment	887	944	931	908	832
Net Interest Margin [3]	3.43%	3.35%	3.39%	3.30%	3.54%
Efficiency Ratio Calculation:
Noninterest Expense	$14,603	$12,171	$12,319	$11,770	$12,106
Less: Intangible Asset Amortization	(136)	(134)	(100)	(66)	(67)
Prepayment Penalty on FHLB Advances	(1,638)	---	---	---	---
Net Noninterest Expense	$12,829	$12,037	$12,219	$11,704	$12,039
Net Interest Income, Tax-Equivalent	$15,539	$15,525	$15,485	$15,651	$16,000
Noninterest Income	7,881	6,228	5,620	4,738	5,305
Less: Net Securities Gains	(1,771)	(482)	(542)	(11)	(618)
Net Gross Income	$21,649	$21,271	$20,563	$20,378	$20,687
Efficiency Ratio	59.26%	56.59%	59.42%	57.43%	58.20%
Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	$168,624	$163,589	$159,188	$152,259	$153,457
Book Value per Share	14.29	13.99	13.55	13.13	13.26
Intangible Assets	26,788	25,044	24,900	17,241	17,209
Tangible Book Value per Share [2]	12.02	11.85	11.43	11.65	11.77
Capital Ratios:
Tier 1 Leverage Ratio	9.10%	8.67%	8.66%	8.53%	8.79%
Tier 1 Risk-Based Capital Ratio	15.06	14.76	14.37	14.50	14.16
Total Risk-Based Capital Ratio	16.31	16.02	15.63	15.75	15.41
Assets Under Trust Administration and Investment Management	$925,671	$1,017,091	$1,011,618	$984,394	$925,940
[1]Share and Per Share Data have been restated for the September 29, 2011 3% stock dividend.

[2]Tangible Book Value and Tangible Equity exclude intangible assets from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.

[3]Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets.  This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited

Quarter Ended:		9/30/2011	12/31/2010	9/30/2010
Loan Portfolio
Commercial Loans		$ 97,031	$ 97,621	$ 93,769
Commercial Construction Loans		8,642	7,090	14,519
Commercial Real Estate Loans		228,608	214,291	200,873
Other Consumer Loans		6,080	6,482	6,644
Consumer Automobile Loans		315,225	334,656	342,522
Residential Real Estate Loans		465,105	485,368	496,349
Total Loans		$1,120,691	$1,145,508	$1,154,676

Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter		$14,820	$14,629	$14,411

Loans Charged-off		(135)	(182)	(217)
Recoveries of Loans Previously Charged-off		60	65	60
Net Loans Charged-off		(75)	(117)	(157)

Provision for Loan Losses		175	177	375
Allowance for Loan Losses, End of Quarter		$14,920	$14,689	$14,629

Nonperforming Assets
Nonaccrual Loans		$4,265	$4,061	$3,713
Loans Past Due 90 or More Days and Accruing		826	810	244
Loans Restructured and in Compliance with Modified Terms		601	16	---
Total Nonperforming Loans		5,692	4,887	3,957
Repossessed Assets		41	58	32
Other Real Estate Owned		281	---	---
Total Nonperforming Assets		$6,014	$4,945	$3,989

Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized		0.03%	0.04%	0.05%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized		0.06	0.06	0.13
Allowance for Loan Losses to Period-End Loans		1.33	1.28	1.27
Allowance for Loan Losses to Period-End Nonperforming Loans		262.14	300.57	369.69
Nonperforming Loans to Period-End Loans		0.51	0.43	0.34
Nonperforming Assets to Period-End Assets		0.31	0.26	0.20

Nine-Month Period Ended:		9/30/2011		9/30/2010
Allowance for Loan Losses, Nine Months
Allowance for Loan Losses, Beginning of Year		$14,689		$14,014

Loans Charged-off		(523)		(712)
Recoveries of Loans Previously Charged-off		189		202
Net Loans Charged-off		(334)		(510)

Provision for Loan Losses		565		1,125
Allowance for Loan Losses, End of Period		$14,920		$14,629

Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Nine Months Annualized		0.04%		0.06%
Provision for Loan Losses to Average Loans, Nine Months Annualized		0.07		0.13